AMENDMENT TO AN
AGREEMENT

AMONG

RHONDA SMERCHANSKI, THE SOLE SHAREHOLDER
OF 2699681 CANADA LTD.

AND
CLIFTON STAR RESOURCES INC.
AND
ELDORADO GOLD MINES INC.

MADE AS OF THE 8th DAY OF APRIL, 2009

Amendment to an Agreement made as of the 8th day of April, 2009

BETWEEN

RHONDA SMERCHANSKI, THE SOLE SHAREHOLDER

OF 2699681 CANADA LTD. , of 2147 Portage Avenue, in the City

of Winnipeg, in the Province of Manitoba, R3J 0L4;

(hereinafter referred to as the "Optionor'')

OF THE FIRST PART

AND:

CLIFTON STAR RESOURCES INC., having its registered office at

430-580 Hornby Street, in the City of Vancouver, in the Province

of British Columbia, V6C 3B6;

(hereinafter called the "Optionee")

OF THE SECOND PART

AND:

ELDORADO GOLD MINES INC., having its registered office at 2147

Portage Avenue, in the City of Winnipeg, in the Province of Manitoba,

R3J 0L4

(hereinafter called "Eldorado")

OF THE THIRD PART

WHEREAS the Parties hereto entered into an Agreement dated May 1st, 2008, which was amended July 22nd, 2008 and November 24th, 2008 (hereinafter referred to as "the Agreement") and which is attached as Schedule A.

AND WHEREAS there has been unforeseeable delay associated with the performance of the due diligence required by the Optionee in order to make a decision whether or not to continue with the Agreement. In consideration of the Parties hereto continuing to honour it, the Agreement is amended as follows:

Under the terms of Paragraph 1(b) of the Agreement, the Parties agree to extend to December 1st, 2009, the time allowed for the Optionee to perform due diligence and make a decision whether or not to continue under the terms of the Agreement. On or before December 1st, 2009, if the Optionee decides to proceed with the Agreement, it shall deliver to the. Optionors written notice of that decision. The date of such notice shall be the "Confirmation Date". The payment to be made on the Confirmation Date shall be the amount of $1,700,000.00 as outlined in the Amendment of November 24th, 2008.

In Witness Whereof this Agreement has been executed by the parties hereto as of the day and year first above written.